Exhibit 23





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 2-79663, Post-Effective Amendment No. 1 to Registration Statement No. 33-12513, Registration Statement No. 33-18877, Registration Statement No. 33-22106, Registration Statement No. 33-22607, Registration Statement No. 33-44236, Registration Statement No. 33-53968, Registration Statement No. 33-49785, Registration Statement No. 33-49849, Registration Statement No. 33-51071, Registration Statement No. 33-51735, Registration Statement No. 33-52277, and Registration No. 33-54811 on Forms S-8 and Registration Statement No. 33-52645 on Form S-3 of our report dated January 19, 1995, incorporated by reference in this Annual Report on Form 10-K of Union Pacific Corporation for the year ended December 31, 1994.



/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
New York, New York

March 8, 1995